1551 N. Tustin Avenue, Suite 300

Santa Ana, CA 92705

714.667.8252 main

714.667.6860 fax

www.gbe-reits.com/healthcare2

Contact: Damon Elder
Phone: 714.975.2659
Email: damon.elder@grubb-ellis.com

Grubb & Ellis Healthcare REIT II Acquires
$75 Million Skilled Nursing Facility Portfolio in Philadelphia

PHILADEPHIA (July 7, 2011) – Grubb & Ellis Healthcare REIT II, Inc. today announced that it has acquired a five-building portfolio of skilled nursing facilities located throughout Philadelphia. The $75 million purchase closed on June 30, 2011.

The portfolio totals approximately 392,000-square-feet and 1,200 patient beds. Since 2001, more than $33 million in capital improvements have been completed throughout the portfolio, which is now leased to Mid-Atlantic Health Care, LLC through June 2026 with three five-year renewal options and one 59-month renewal option. Under the terms of the bond net lease, Mid-Atlantic is responsible for all portfolio operational and maintenance expenses.

“Skilled nursing facilities comprise a significant portion of the Grubb & Ellis Healthcare REIT II portfolio because they serve a growing segment of our population and there is a fairly constrained supply,” said Danny Prosky, president and chief operating officer. “As a result of this acquisition, we are now one of the largest owners of skilled nursing facilities in Philadelphia.”

The acquisition is comprised of the following properties:

Care Pavilion of Walnut Creek
Care Pavilion of Walnut Creek is a three- and four-story skilled nursing facility comprised of 396 beds and 139,000 square feet on a 2.27-acre parcel.

Cheltenham York Road Nursing & Rehabilitation Center
Cheltenham York Road Nursing & Rehabilitation Center is a three-story skilled nursing facility comprised of 240 beds and 60,000 square feet on a 2.39-acre parcel.

Cliveden Convalescent Center — Philadelphia, Pennsylvania
Cliveden Convalescent Center is a three-story skilled nursing facility comprised of 180 beds and 59,000 square feet on a 1.32-acre parcel.

Maplewood Manor
Maplewood Manor is a four-story skilled nursing facility comprised of 180 beds and 69,000 square feet on a 1.63-acre parcel.

Tucker House Nursing Home
Tucker House Nursing Home is a four-story skilled nursing facility comprised of 180 beds and 65,000 square feet on a 1.16-acre parcel.

The five skilled nursing facilities were acquired from New Courtland Elder Services, Inc., an unaffiliated third party represented by Aaron Kneas and Dan Brown of Creative Health Capital, LLC. Grubb & Ellis Healthcare REIT II financed the acquisition using borrowings under its lines of credit with Keybank, N.A., and Bank of America, N.A., as well as with cash proceeds from its offering.

As of June 24, 2011, Grubb & Ellis Healthcare REIT II has sold approximately 28,669,204 shares of its common stock, excluding the shares issued under it distribution reinvestment plan, for approximately $286,078,000 through its initial public offering.

To date, the REIT has made 22 geographically diverse acquisitions comprised of 53 buildings valued at approximately $411 million, an increase of 78 percent since the close of the first quarter 2011, based on purchase price in the aggregate.

About Grubb & Ellis Healthcare REIT II
Grubb & Ellis Healthcare REIT II, Inc. intends to qualify as a real estate investment trust that seeks to preserve, protect and return investors’ capital contributions, pay regular cash distributions, and realize growth in the value of its investments upon the ultimate sale of such investments. Grubb & Ellis Healthcare REIT II is seeking to raise up to approximately $3 billion in equity and to acquire a diversified portfolio of real estate assets, focusing primarily on medical office buildings and other healthcare-related facilities.

Grubb & Ellis Healthcare REIT II is sponsored by Grubb & Ellis Company (NYSE: GBE), one of the largest and most respected commercial real estate services and investment companies in the world. Our 5,200 professionals in more than 100 company-owned and affiliate offices draw from a unique platform of real estate services, practice groups and investment products to deliver comprehensive, integrated solutions to real estate owners, tenants and investors. The firm’s transaction, management, consulting and investment services are supported by highly regarded proprietary market research and extensive local expertise. Through its investment management business, the company is a leading sponsor of real estate investment programs. For more information, visit www.grubb-ellis.com.

* * *

This release contains certain forward-looking statements (under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended) with respect to the demand for skilled nursing facilities from a growing segment of the population and whether or not there is a continuing constrained supply of such facilities, or if these conditions benefit the five facilities that comprise the Philadelphia skilled nursing portfolio and Grubb & Ellis Healthcare REIT II and its investors. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the financial strength and financial condition of the five facilities that comprise the Philadelphia skilled nursing portfolio and its operator; uncertainties relating to the local economies of the properties that comprise the five building portfolio; uncertainties relating to changes in general economic and real estate conditions; uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of our real estate investment strategy; and other risk factors as outlined in the company’s prospectus, as amended from time to time, and as detailed from time to time in our periodic reports, as filed with the U.S. Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS IS NEITHER AN OFFER TO SELL NOR AN OFFER TO BUY ANY SECURITIES DESCRIBED HEREIN. OFFERINGS ARE MADE ONLY BY MEANS OF A PROSPECTUS.